Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-276428, No. 333-270950, No. 333-263990, and No. 333-257579) on Form S-8 and in the registration statement (No. 333-266883) on Form S-3 of our report dated March 25, 2024, with respect to the consolidated financial statements of Aerovate Therapeutics, Inc.

/s/ KPMG LLP

San Diego, California

March 25, 2024